                                                                     Exhibit 2.3

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     This Asset Purchase Agreement (the "Agreement") is entered into as of February 1, 2000 by and among ZHONE TECHNOLOGIES, INC., a Delaware corporation ("Buyer"), ROUNDVIEW, INC., a Minnesota corporation ("Seller"), and Jeanette Symons, Edward Stockwell and Lori Brown, the shareholders of Seller ("Shareholders"), in recognition of the following facts:

                                   RECITALS
                                   --------

     A. Seller owns certain assets which it uses in the conduct of its business. Shareholders are principally responsible for the day-to-day operation of Seller's business.

     B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.

                                   AGREEMENT
                                   ---------

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I.
                          PURCHASE AND SALE OF ASSETS

     1.1  Transfer of Assets.  Upon the terms and subject to the conditions set
          ------------------
forth herein, at the Closing (as defined below), Buyer shall purchase from Seller, and Seller shall sell to Buyer, all of the Assets (as defined below). The total purchase price for all of the Assets shall be payable as provided in
Section 1.2. Each of the parties agrees to report this transaction for federal tax purposes in accordance with an allocation of the purchase price to be mutually agreed upon by the parties. For purposes of this Agreement, the term "Assets" shall mean all of Seller's right, title and interest in and to the cash and fixed assets listed on Exhibit "A" hereto.

     1.2  Payment of Purchase Price. Upon the terms and subject to the
          -------------------------
conditions set forth herein, at the Closing, Buyer shall pay to Seller as the purchase price for the Assets $250,000 in immediately available funds (the "Purchase Price").

     1.3  No Assumption of Liabilities. Buyer shall not assume, or otherwise be
          ----------------------------
responsible for, any liabilities or obligations of Seller, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof.

                                  ARTICLE II.
                                    CLOSING

     2.1  Closing. The closing of the transactions contemplated hereby (the
          -------
"Closing") shall be held on February 1, 2000 (the "Closing Date") at the offices of Buyer, unless the parties mutually agree otherwise. To effect the sale and transfer of the Assets, at the Closing, Seller shall execute and deliver to Buyer a Bill of Sale in the form attached hereto as Exhibit "B," and Buyer shall pay to Seller the Purchase Price pursuant to Section 1.2.

     2.2  Transfer Taxes and Fees. Seller and Shareholders shall be solely
          -----------------------
responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfer of the Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto.

                                 ARTICLE III.
           REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

     Seller and Shareholders (severally, and not jointly) each hereby represent and warrant to Buyer as follows:

     3.1  Organization. Seller is a corporation duly organized, validly existing
          ------------
and in good standing under the laws of the State of Minnesota. Seller is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to so qualify would not have a material adverse effect on Seller's business as currently conducted.

     3.2  Authority. Seller and Shareholders each has full right, power and
          ---------
authority, and has taken all action necessary, to enter into this Agreement and to perform its obligations hereunder; no other proceedings, corporate or otherwise, on the part of Seller or Shareholders are necessary to authorize this Agreement and the transactions contemplated hereby; this Agreement constitutes a valid and binding obligation of Seller and Shareholders, enforceable against each of them in accordance with its terms; and none of the execution, delivery and performance of this Agreement by Seller or Shareholders violates or conflicts with any law, agreement, regulation, order or judgment to which Seller or Shareholders is subject.

     3.3  Assets. Seller has and will transfer to Buyer good and marketable
          ------
title to all of the Assets, and upon consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Assets, free and clear of any claim, mortgage, pledge, security interest, encumbrance, lien or charge of any kind.

     3.4  Compliance with Laws. Seller, Shareholders and the conduct of Seller's
          --------------------
business have not violated and are in compliance in all material respects with all laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency relating to the Assets or the business or operations of Seller.

     3.5  Litigation. To the best knowledge of Seller and Shareholders, there is
          ----------
no suit, action, order, arbitration, or legal, administrative or other proceeding or governmental investigation, pending or threatened against or affecting the Assets.

     3.6  Insurance. Seller has maintained insurance policies of fire, general
          ---------
liability and worker's compensation on its business, its employees and the Assets (the "Policies"). To the best knowledge of Seller and Shareholders, the Policies provide, and during such period provided, coverage to the extent and in the manner (a) customary for the industry in which Seller is engaged and (b) as may be required by law and by any and all contracts to which Seller is a party. Seller is not in default under any of the Policies, and Seller has not failed to give any notice or to present any claim under any of the Policies in a due and timely fashion. All Policies provide sufficient coverage for the risks insured against and are in full force and effect on the date hereof.

     3.7  Employees. To the best knowledge of Seller and Shareholders, neither
          ---------
Seller nor Shareholders has received any notice that any of the Rehired Employees (as defined below) intends to terminate his or her employment with Buyer following the Closing. Upon termination of the employment of any of said employees, Buyer will not by reason of the transactions contemplated by this Agreement or anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments.

     3.8  Finder's Fee. Neither Seller nor Shareholders has employed or made any
          ------------
agreement with any broker, finder or similar agent which will result in the obligation of Buyer to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

                                  ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer hereby represents and warrants to Seller and Shareholders as follows:

     4.1  Organization. Buyer is a corporation duly organized, validly existing
          ------------
and in good standing under the laws of the State of Delaware.

     4.2  Authority. Buyer has full right, power and authority, and has taken
          ---------
all action necessary, to enter into this Agreement and to perform its obligations hereunder; no other proceedings, corporate or otherwise, on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby; this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms; and none of the execution, delivery and performance of this Agreement by Buyer violates or conflicts with any law, agreement, regulation, order or judgment to which Buyer is subject.

     4.3  Finder's Fee. Buyer has not employed or made any agreement with any
          ------------
broker, finder or similar agent which will result in the obligation of Seller or Shareholders to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

                                  ARTICLE V.
          ACTIONS BY SELLER, SHAREHOLDERS AND BUYER AFTER THE CLOSING

     5.1  Further Assurances and Cooperation. From time to time, at the request
          ----------------------------------
of any party to this Agreement, and without further consideration, the other parties shall execute and deliver such documents, obtain such third party consents and take any such other action as may be reasonably necessary in order to consummate more effectively the transactions contemplated by this Agreement.

     5.2  Employee Matters.
          ----------------

               (a) Buyer shall extend offers of employment to all of Seller's employees (such employees who become employed by Buyer are hereinafter referred to as the "Rehired Employees"). Seller shall terminate the employment of all Rehired Employees immediately prior to the Closing and shall cooperate with and use its best efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with the Rehired Employees.

               (b) All wages, salary, bonuses and other compensation and accrued benefits (including accrued vacation and sick leave) owed to the employees of Seller through the Closing Date shall be paid by Seller. Seller shall be solely responsible for all of its employee programs and all obligations and liabilities thereunder. Neither Buyer nor any of its affiliates shall assume any of Seller's employee programs or any obligation or liability thereunder.

               (c) Promptly following the Closing, Buyer shall grant stock options to acquire an aggregate of 250,000 shares of Buyer common stock to the Rehired Employees. Such stock options shall be subject to Buyer's standard terms and conditions, and shall be apportioned among the Rehired Employees as mutually agreed upon by Buyer and Seller. Nothing contained in this Agreement, however, shall confer upon any Rehired Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees.

               (d) No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or under any benefit plan which Buyer may maintain.

     5.3  Survival of Representations, Etc. All representations, warranties,
          --------------------------------
covenants and agreements of the parties contained in this Agreement or in any certificate, exhibit, instrument or conveyance delivered by or on behalf of the parties pursuant hereto are material, shall be deemed to have been relied upon by the other parties and shall survive the Closing regardless of any investigation until the first anniversary of the Closing Date.

     5.4  Indemnity.
          ---------

               (a) Each party shall indemnify, defend and hold harmless the other parties against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees (collectively, "Damages"), that it shall incur or suffer, which arise, result from, or relate to any breach of, or failure by any party to perform any of its representations, warranties, covenants or agreements in this Agreement. The party to be indemnified shall promptly notify the other parties of the existence of any claim, demand or other matter to which the other parties' indemnification obligations would apply, and shall give them a reasonable opportunity to defend the same at their own expense and with counsel of their own selection; provided that the party to be indemnified shall at all times also have the right to participate fully in the defense at its own expense. If a party shall, within a reasonable time after such notice, fail to defend, the party to be indemnified shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of the other parties.

               (b)  Each party's right of indemnification, as provided in this
Section 5.4, is not exclusive; it is cumulative in addition to any and all remedies now or later allowed by law. Shareholders shall be severally, in accordance with their proportionate interests in Seller, and not jointly, liable to Buyer for any rights, claims or remedies that Buyer may have against Shareholders. Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification pursuant to this Section 5.4 (i) with respect to any Damages until the aggregate amount of such Damages exceeds $25,000, whereupon such party shall be entitled to indemnification for all Damages in excess of such amount, and (ii) with respect to any claims asserted after the first anniversary of the Closing Date.

     5.5  Bulk Sale Provisions. The parties acknowledge that it may not be
          --------------------
practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar laws of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller and Shareholders hereby agree that the indemnity provisions of Section 5.4 shall apply to any Damages of Buyer arising out of or resulting from the failure of Buyer, Seller or Shareholders to comply with any such laws.

                                  ARTICLE VI.
                                 MISCELLANEOUS

     6.1  Notices. Any notice, request, demand or other communication required
          -------
or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

  If to Buyer:                    Zhone Technologies, Inc.
                                  7677 Oakport Street, Suite 1040
                                  Oakland, California 94621
                                  Attn: Mory Ejabat
                                  Fax: (510) 777-7010

  Copy to:                        Latham & Watkins
                                  701 "B" Street, Suite 2100
                                  San Diego, California 92101
                                  Attn: Scott N. Wolfe, Esq.
                                  Fax: (619) 696-7419

  If to Seller or Shareholders:   Roundview, Inc.
                                  10700 Old Country Road 15, Suite 303
                                  Plymouth, Minnesota 55441
                                  Attn: Ted Stockwell
                                  Fax: (612) 591-7772

  Copy to:                        Gray Plant & Mooty
                                  3400 City Center
                                  33 South 6/th/ Street
                                  Minneapolis, Minnesota 55402
                                  Attn: Daniel Tenenbaum, Esq.
                                  Fax: (612) 333-0066

     6.2  Entire Agreement. This Agreement constitutes the entire agreement
          ----------------
among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties.

     6.3  Public Statements. The parties hereto covenant and agree that, except
          -----------------
as provided for hereinbelow, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other parties; provided, however, that in the case of announcements, statements, acknowledgments or revelations which any party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the party so required to do so by law shall not constitute a breach of this Agreement.

     6.4  No Waiver. No waiver of any of the provisions of this Agreement shall
          ---------
be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed by the party making the waiver.

     6.5  Expenses. Except as otherwise provided herein, the parties shall pay
          --------
their own fees and expenses, including their own attorneys' fees, incurred in connection with this Agreement or any transaction contemplated hereby.

     6.6  Counterparts. This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.7  Successors and Assigns. This Agreement shall be binding upon and shall
          ----------------------
inure to the benefit of the parties hereto and their respective affiliates, successors and assigns.

     6.8  Attorneys' Fees. If any legal action is brought for the enforcement of
          ---------------
this Agreement or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover attorneys' fees and all other costs incurred in that action in addition to any other relief to which it may be entitled.

                           [signature page follows]

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                           ZHONE TECHNOLOGIES, INC.


                             By:    /s/ Gary A. Wetsel
                                    ---------------------------------------
                             Name:  Gary A. Wetsel
                                    ---------------------------------------
                             Title: CFO
                                    ---------------------------------------



                           ROUNDVIEW, INC.


                             By:    /s/ Edward B. Stockwell
                                    ---------------------------------------
                             Name:  Edward B. Stockwell
                                    ---------------------------------------
                             Title: President
                                    ---------------------------------------



                             /s/ Jeanette Symons
                             ----------------------------------------------
                                 Jeanette Symons


                             /s/ Edward Stockwell
                             ----------------------------------------------
                                 Edward Stockwell


                             /s/ Lori Brown
                             ----------------------------------------------
                                 Lori Brown

                                   EXHIBIT A
                                   ---------

                                List of Assets
                                --------------


Description                         Identifier          Date Acquired     Amount
-----------                         ----------          -------------     ------

1998
Ethernet cards for firewall                               12/13/1998
Dell PC, chair, floppies, door locks                      12/13/1998
Reimb: Compaq, tables, ether hubs and cable               11/23/1998

1999
Gateway E-4200 Server               SN 1001513            06/14/1999
Gateway GP6-400                     Peggy's SN 0014136505 06/14/1999
Gateway E-4200                      Mark's SN 0014315988  06/25/1999
Gateway E-4200                      Paul's SN 0014315989  06/25/1999
Gateway E-4200 Build Server         SN 0014366425         06/25/1999
8 Port Switch                                             07/01/1999
16 Port Hub                                               07/01/1999
Telephone System                                          07/09/1999
Back Up Drive                                             07/13/1999
Sparc Stations                                            07/15/1999
2100 TN Laser printer                                     07/25/1999
2 486 PCs                                                 07/26/1999
2 Dell Dimension XPS 450 PIII       Vern's, Joel's        08/09/1999
2 Dell Dimension XPS 450 PIII       Ted's, Heidi's        08/09/1999
Safe                                SN Z498728            08/13/1999
Shredder                                                  08/13/1999
Microwave                           SN HV905369S          08/17/1999
Side Chairs                                               08/17/1999
2100SE Laser printer                SN USCC046621         08/17/1999
Xerox Work Centre Copier            SN 070801             08/18/1999
HP Color Printer                                          08/18/1999
Brother Fax Machine                                       08/18/1999
Overhead projector                                        08/20/1999
Dell XPS T450 PIII                  Donna's               09/02/1999
Office Furniture                    Desks                 09/06/1999
Desk Chair                          Vern's                09/07/1999
Office Furniture                    Shelf                 10/01/1999
Desk Chair                          Heidi's               10/14/1999

Cash                                                                  $25,000.00

                                   EXHIBIT B
                                   ---------

                                 Bill of Sale
                                 ------------

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Roundview, Inc., a Minnesota corporation ("Seller"), does hereby convey, transfer, assign and deliver to Zhone Technologies, Inc., a Delaware corporation ("Buyer"), all right, title and interest in and to the Assets, as such term is defined in the Asset Purchase Agreement dated as of February 1, 2000 by and among Buyer, Seller and the shareholders of Seller, to have and to hold by Buyer, its successors and assigns, forever.

     Seller for itself, its successors and assigns hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Assets sold, conveyed, transferred and delivered by this Bill of Sale.

     IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the 1/st/ day of February, 2000.


                           ROUNDVIEW, INC.


                             By:    /s/ Edward B. Stockwell
                                    ---------------------------------------
                             Name:  /s/ Edward B. Stockwell
                                    ---------------------------------------
                             Title: /s/ President
                                    ---------------------------------------